EXHIBIT 10.23

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PATENT AND KNOW-HOW LICENSE AGREEMENT

This AGREEMENT dated as of August 7, 2001 made by and between Applied Science and Technology, Inc., a Delaware corporation having a principal place of business at 90 Industrial Way, Wilmington, Massachusetts, 01887 (“AST”) and ASTeX PlasmaQuest Inc., a corporation of Texas having a principal place of business at 12024 Forestgate Drive, Dallas Texas 75243 (“PlasmaQuest”) (AST and PlasmaQuest are collectively referred to as “Licensors”), on the one hand, and NEXX System LLC, a Delaware limited liability company corporation having its principal place of business at 90 Industrial Way, Wilmington, Massachusetts 01887-4610 (“NEXX”), on the other hand.

INTRODUCTION

Pursuant to a Transaction Agreement of even date hereof (the “Transaction Agreement”), NEXX is acquiring certain assets related to Licensors' PQ Product Line Business and the Nimbus Product Line Business (as those terms are defined in the Transaction Agreement), and in connection with that acquisition, NEXX desires, and Licensors are willing to grant, a license under certain patents and related know-how to enable it to develop and manufacture Licensed Products (defined below) for internal research and development purposes and for sale to customers in the Field (defined below) on an exclusive basis and for use in Systems (as hereinafter defined) sold into all fields other than the Field on a non-exclusive basis. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensors and NEXX agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Field” means the semiconductor, optoelectronic and photonic businesses.

 1.2 “Know-How” means any and all non-public technical data, information, or knowledge developed by Licensors which was used by Licensors in the Division Businesses (as that term is defined in the Transaction Agreement) prior to the Effective Date, other than such data, information and knowledge which was assigned to NEXX pursuant to the Transaction Agreement.

1.3 “Licensed Product” means an electronic cyclotron resonance (“ECR”) plasma source which is covered by a Valid Claim of a patent in the UC Patent Rights or the Licensor Patent Rights.

1.4 “Licensor Patent Rights” means all of the following intellectual property:

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(a)	the United States and foreign patents and/or patent applications listed in Appendix A;

(b)	United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

(c)
claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed solely to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

(d)
claims of all foreign patent applications, and of the resulting patents, which are directed to solely subject matter specifically described in the United States patents and/or patent applications described in (a), above; and

(e)	any reissues, reexaminations, or extensions of United States and foreign patents described in (a) and (b), above.

 1.5 “NEXX Affiliate” shall mean:

(a)	a related company of NEXX, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by NEXX;

(b)	an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of NEXX; and

(c)	an organization, the majority ownership of which is directly or indirectly common to the ownership of NEXX.

 1.6 “Party” means Licensors or NEXX; “Parties” means Licensors and NEXX.

 1.7 “Systems” means a stand alone unit (and not modules or components unless otherwise approved by Licensors) requiring only utilities to operate.

 1.8 “UC” means The University of Cincinnati.

 1.9 “UC License Agreement” means the License Agreement between Plasma Quest, Inc. and the University of Cincinnati dated January 1, 1994.

 1.10 “UC Patent Rights” means U.S. Patent No. 5,196,670 to Tom Mantei entitled “Magnetic Plasma Producing Device with Adjustable Resonance Plane,” which issued on March 23, 1993 from Serial No. 416,531; U.S. Patent No. 5,869,802 entitled “Plasma Producing Structure” which issued on February 9, 1999; and any other patents which are licensed to Licensors pursuant to the UC License Agreement,

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 1.11. “Valid Claim” means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, canceled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

2. LICENSE

 2.1 Subject to the terms and conditions of this Agreement, Licensors hereby grant to NEXX:

(a) a worldwide, exclusive, fully paid up, irrevocable, transferable license under the Licensor Patent Rights to (i) use Licensed Products and Know-How solely in the Field (ii) make and have made Licensed Products and (iii) import, sell and offer to sell Licensed Products solely to customers for use in the Field; and

(b) a worldwide, non-exclusive, fully paid up, irrevocable, non-transferable license under the Licensor Patent Rights to (i) use Licensed Products and Know-How in Systems outside of the Field (ii) make and have made Licensed Products in Systems outside the Field and (iii) import, sell and offer to sell Licensed Products to customers in Systems outside of the Field.

The license granted in this Section 2.1 shall include (a) the right to sublicense the rights granted in subsections 2.1(a) and (b) to NEXX Affiliates and (b) the right to sublicense the rights granted in subsections 2.1(a) (ii) and (iii) to third parties. NEXX shall also have the right to transfer or sublicense the rights granted under Section 2.1(b) (ii) and (iii) to any party acquiring substantially all of the assets of NEXX or substantially all of the assets of any of the NEXX Affiliates.

 2.2 Subject to the terms and conditions of this Agreement, Licensors hereby grant to NEXX:

 (a) a worldwide, exclusive, royalty bearing, non-transferable (except as provided in Section 9.2) license under the UC Patent Rights to (i) use the Licensed Products solely in the Field, (ii) make and have made Licensed Products for use in the Field , and (iii) import, sell and offer to sell Licensed Products solely to customers for use in the Field; and

 (b) a worldwide, non-exclusive, royalty bearing, non-transferable (except as provided in Section 9.2) license under the UC Patent Rights to (i) use Licensed Products and Know-How in Systems outside of the Field (ii) make and have made Licensed Products in Systems outside the Field and (iii) import, sell and offer to sell Licensed Products to customers for Systems used in businesses outside of the Field.

The license granted in this Section 2.2 shall include the right to sublicense the rights granted in subsections 2.2(a) and (b) to NEXX Affiliates and (b) the right to sublicense the rights granted in subsections 2.2(a) (ii) and (iii) to third parties. Subject to Section 9.2, NEXX shall also have the right to transfer or sublicense the rights granted under Section 2.2(b) (ii) and (iii) to any party acquiring substantially all of the assets of NEXX or substantially all of the assets of any of the NEXX Affiliates.

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 2.3 The license under the UC Patent Rights specified in Section 2.2 is subject to the rights, if any, of the United States government and to a reservation of a non-transferable right of UC to utilize the UC Patent Rights for the purposes of UC, not including commercial resale in volume.

 2.4 If at any time during the term of this Agreement Licensors (i) file a petition in bankruptcy or a petition seeking reorganization, liquidation, administration or similar relief or such petition is filed against it which is not dismissed or stayed within 30 calendar days, (ii) are adjudicated bankrupt or insolvent, (iii) seek or consent to the appointment of a trustee, receiver, liquidator or administrator (a “Trustee”), or (iv) admit in writing their inability to pay their debts as they become due, NEXX, in its sole discretion, may either treat this Agreement as terminated or elect to retain its rights hereunder to the Licensor Patent Rights and the Know-How and the UC Patent Rights (including any exclusivity rights) for the duration of this Agreement.

3. INTELLECTUAL PROPERTY AND OTHER RIGHTS

3.1 Ownership of Patent Rights. Licensors shall retain all rights, title and interest in and to the Licensor Patent Rights and Know-How. UC and/or Licensors shall retain all rights, title and interest in and to the UC Patent Rights.

 3.2 Maintenance of Licensor Patents and UC License Agreement.

a) Except as set forth in this Sections 3.2 and in Section 3.3 below, NEXX shall have no right to file, prosecute, maintain and enforce the MKS Patent Rights and the UC Patent Rights. If Licensors elect (i) not to pay maintenance fees on any patent within the LICENSOR Patent Rights or (ii) not to prosecute any patent within the UC Patent Rights or the LICENSOR Patent Rights, it shall notify NEXX, and NEXX shall have thirty (30) days from the date of such notice within which to notify Licensors as to whether it wishes to take over the prosecution of such application (including all fees associated therewith), or pay such maintenance fees.

b) During the Term, Licensors shall use [*] efforts to maintain in full force and effect the UC License Agreement.

 3.3 Infringement.

a) NEXX shall promptly report in writing to Licensors during the Term of this Agreement any infringement or suspected infringement of any of the Licensor Patent Rights or UC Patent Rights of which it becomes aware, and shall provide Licensors with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Licensors shall promptly report in writing to NEXX during the Term of this Agreement any infringement or suspected infringement in the Field of any of the Licensor Patent

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Rights or UC Patent Rights of which it becomes aware, and shall provide NEXX with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

b) Except as provided in 3.3(c), NEXX shall have the right to initiate an infringement suit, complaint to the ITC, or other appropriate action, in its own name or in the name of Licensors with respect to the Licensor Patent Rights, against any thirty party for infringement of the Licensor Patent Rights in the Field. NEXX shall give Licensors sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide Licensors with any opportunity to make suggestions and comments regarding such action. NEXX shall keep Licensors promptly informed of the status of any such action. NEXX shall have the right to select counsel for and shall pay all expenses of such action. Licensors shall offer reasonable assistance to NEXX in connection therewith at no charge to NEXX except for reimbursement of reasonable out-of-pocket expenses. NEXX may settle any such action in its discretion. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to NEXX.

(c) In the event that NEXX does not, within six (6) months after notice of infringement under Section 3.3(a), (i) secure cessation of the infringement, (ii) file suit against the infringer, (iii) provide Licensors with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the applicable Licensor Patent Rights, or (iv) advise Licensors that enforcement has been deferred against this particular prospective licensee for a reasonable business purpose, Licensors shall thereafter have the right but not the obligation to take action against the infringer in the Field at Licensors' own expense. NEXX shall offer reasonable assistance to MKS in connection with such action at no charge to Licensors except for the reimbursement of reasonable out-of-pocket expenses. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to Licensors. Licensors reserve the sole right as between Licensors and NEXX to pursue infringers of the UC Patent Rights and of the Licensor Patent Rights outside the Field.

 3.4 Additional Representations.

a) Each party represents, warrants and covenants that the execution, delivery and performance by that party of this Agreement (i) are within that party's corporate powers; (ii) have been duly authorized by all necessary corporate action under its organizational documents; (iii) require no action by or in respect of, or filing with, any state or federal governmental body, agency or official other than those filings which, if not made, would not have a material adverse effect on such party's ability to perform its obligations under this Agreement; and (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of that party or of any agreement, judgment, injunction, order, decree or other instrument binding upon that party. The Licensors and NEXX agree to inform the other parties hereto promptly if any statement set forth in this Section ceases to be true and correct as of any date after the date hereof.

b) Each of the Licensors represents, warrants and covenants that there are no actions, suits, or proceedings, pending or threatened, which may have a material adverse effect

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on such Licensor's ability to fulfill its obligations under this Agreement or the UC License Agreement. Each of the Licensors further covenants that it will promptly notify NEXX if, during the term of this Agreement, such Licensor becomes aware of any action, suit or proceeding, pending or threatened, which may reasonably be expected to have a material adverse effect on such Licensor's ability to fulfill its obligations under this Agreement or the UC License Agreement.

4. TERM

 4.1 This Agreement shall remain in effect as to the Licensor Patent Rights until the expiration of the last to expire of the Licensor Patent Rights and as to the Know-How for a period of seventeen (17) years from the effective date of this Agreement. Notwithstanding the foregoing, the license under the UC Patent Rights shall (i) terminate immediately in the event that PlasmaQuest loses its rights to such UC Patent Rights under the UC License Agreement or shall (ii) become non-exclusive in the event that the license to PlasmaQuest under the UC License Agreement becomes non-exclusive.

 4.2 If this Agreement or any rights granted hereunder are terminated, or if any exclusive rights become non-exclusive pursuant to Section 4.1, neither party shall be relieved of any obligation incurred prior to such termination or conversion.

5. ROYALTY

 5.1 NEXX shall pay to Licensors royalties on the sale of products covered under the UC Patent Rights to the same extent that Licensors are obligated to pay such royalties to UC under the UC License Agreement. If, in any given calendar year, the combined payments of Licensors and NEXX under the UC License Agreement (“Combined Payments”) are less than the minimum total royalty payment of [*] due to UC under the UC License Agreement (“Minimum Payment”), [*]

 5.2 NEXX shall deliver to Licensors within [*] after the end of each [*] a written report showing its sales of Licensed Products and its computation of remuneration to Licensors due under this Agreement (for royalties due under the UC License Agreement) for such [*] and at the same time make the payment of the remuneration due. All net sales shall be segmented in each such report according to sales on a country-by-country basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made. In cases of sales outside the USA, royalty payments shall be made in net USA Dollars. The amounts shall be calculated using currency exchange rates actually incurred by NEXX.

 5.3 NEXX shall keep for a period of [*] following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to Licensors hereunder. During the Term of this Agreement and for a period of [*] following its termination, Licensors and UC shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data, on [*] notice.

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6.  WARRANTY DISCLAIMER

 Nothing in this Agreement shall be construed as:

 6.1a warranty or representation by Licensors or UC as to the scope of any of the Licensor Patent Rights or UC Patent Rights;

 6.2a warranty or representation by Licensors or UC that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and/or trademarks of third parties;

 6.3an obligation of Licensors or UC to bring or prosecute actions or suits against third parties for infringement (except as expressly provided in Section 3.3);

 6.4conferring rights to use in advertising, publicity or otherwise any trademark or the name of Licensors or UC;

 6.5granting by implication, estoppel or otherwise any licenses under patents of Licensors or UC other than the Licensor Patent Rights and the UC Patent Rights;

 6.6. Except as expressly set forth in this Agreement, NEITHER LICENSORS NOR UC MAKE ANY REPRESENTATIONS, EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR ASSUME ANY RESPONSIBILITY WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY NEXX OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT. SUCH INVENTIONS ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

7.  INDEMNIFICATION

 7.1 NEXX agrees to defend UC and Licensors at NEXX's cost and expense, and will indemnify and hold harmless UC and Licensors from and against any and all liabilities, demands, losses, costs, damages, fees or expenses arising out of use by NEXX or its transferee of the UC Patent Rights and the Licensor Patent Rights, or out of the manufacture, use, commercialization, marketing or sale by NEXX of Licensed Products.

 7.2 NEXX will attempt to include an indemnity clause in each sublicense, which will require the sublicensee to hold UC and Licensor harmless against all liabilities, demands, damages, expenses, or losses arising out of use by the sublicensee or its transferee of the UC Patent Rights and the Licensor Patent Rights, or out of any manufacture, use commercialization, marketing or sale by the sublicensee or its transferee of Licensed Products. If NEXX does not

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include such an indemnity clause in any particular sublicense, then NEXX shall assume the obligation to hold UC and Licensors harmless against all liabilities, demands, damages, expenses, or losses arising out of use by that sublicensee or its transferee of the UC Patent Rights and the Licensor Patent Rights, or out of any sale or other disposition by the sublicensee or its transferee of Licensed Products.

8. SUBLICENSES

 8.1 In the event that NEXX shall grant sublicenses to third parties, each such sublicense shall be embodied in a written document and copied to Licensors at the time of its grant, and such sublicensee shall be subject to all applicable obligations of NEXX under this Agreement (including without limitation the obligation to make books available for inspection, the obligation to indemnify UC and Licensors, royalty provisions at least equal to those paid by NEXX, and, if NEXX chooses to grant any exclusive sublicense, an obligation on such exclusive sublicensee to diligently pursue enforcement of any infringers under the UC Patent Rights as described in Section 3.3. NEXX hereby assumes responsibility for the performance of all obligations imposed on its sublicensees by this Agreement, except as provided in Section 7.2 above, and will itself pay and account to Licensors for all payments due under this Agreement which may accrue by reason of the operations of each sublicensee.

9. ASSIGNABILITY

 9.1 None of the rights or obligations of NEXX with respect to the UC Patent Rights may be assigned by NEXX without the prior written consent of the other party, except as provided in Section 9.2.

 9.2 The licenses received by NEXX under the UC Patent Rights shall pass to any assigns for the benefit of creditors of NEXX, and to any receiver of its assets, or to any person or corporation succeeding to its entire business as a result of sale, consolidation, reorganization, or otherwise, provided such assignee, receiver, person, or legal entity shall, without delay, accept in writing the provisions of this agreement and agree to become in all respects bound thereby in the place and stead of the licensed party, but may not otherwise be transferred without the written consent of Licensors.

10. EXPORT CONTROL

 It is understood that UC and Licensors are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including inter alia the Arms Export Control Act, as amended and the Export Administration Act of 1979 as amended), and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by NEXX that NEXX shall not export data or

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commodities to certain foreign countries without prior approval of such agency. Neither UC nor Licensors represents or warrants that a license shall not be required or that, if required, it shall be issued. In any event, NEXX specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

11. MISCELLANEOUS

 11.1 Publicity. No Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of each other Party except as otherwise required by law. Such approval shall not be unreasonably withheld.

 11.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its internal conflicts of laws provisions.

 11.3 Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail herself or itself of any right, power or privilege that she or it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

 11.4 Notices. Any notice or other communication in connection with this Agreement must be in writing and sent by certified mail, return receipt requested, overnight courier or hand and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

 If to Licensors:

Applied Science and Technology, Inc. Six Shattuck Road
Andover, MA 01801
Attn: Chief Financial Officer

 with a copy to:                     Hale and Don LLP
                                                                60 State Street
                                                                Boston, MA 02109
                                                                Attn: Jeffrey A. Hermanson, Esq.

 If to NEXX:                          NEXX Systems, LLC
90 Industrial Way
                                                                Andover, Massachusetts 01887-4610
                                                                Attention: Richard S. Post, President

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 with a copy to:                     Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attn: Neil H. Aronson, Esq.

 11.5 No Agency. Nothing herein shall be deemed to constitute MKS, on the one hand, or NEXX, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose.

 11.6 Entire Agreement. This Agreement and the Exhibit hereto contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

 11.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

 11.8 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

 11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

 11.11 Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

 11.12 Confidentiality. Both parties shall maintain as confidential and shall not disclose, copy, nor use for purposes other than the performance of this Agreement, any information which relates to the other party's business affairs, trade secrets, technology, research and development, pricing, or the terms of this Agreement (“Confidential Information”) and each agrees to protect that Confidential Information with the same degree of care it exercises to protect its own confidential information (and in no event less than a reasonable degree of care) and to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof. Upon expiration or termination of this Agreement, both parties agree to return respective to each other all such Confidential Information. Breach of confidentiality may cause irreparable damage and therefore, the injured party shall have the right to equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys' fees and expenses) incurred in connection with such unauthorized use.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

APPLIED SCIENCE AND

TECHNOLOGY, INC.                                                                NEXX SYSTEMS LLC

By: /s/ John R. Bertuccini                                                         By: /s/ Richard S. Post

Title: President                                                                           Title: President

ASTEX PLASMAQUEST, INC.

By: /s/ John R. Bertuccini

Title: President

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EXHIBIT A

U.S. Patent No. 6,163, 006 issued December 19, 2000 entitled, “Permanent Magnet ECR Plasma Source with Magnetic Field Optimization.” Inventors: Doughty and Spencer. (File No. MKS/ASTSYS-0048.

U.S. Patent No. 6,225,592 issued May 1, 2001 entitled, “Microwave Energy into a Plasma Processing Chamber.” Inventor: Doughty. (File No. MKS/ASTSYS-0051.)

European Patent Application No. 99905683.1 filed February 2, 1999 entitled “Permanent Magnet ECR Plasma Source with Magnetic Field Optimization.” Inventors: Doughty and Spencer. (File No. MKS/ASTSYS-0048 Europe).

Japanese Patent Application No. 2000-530333 filed February 2, 1999 entitled “Permanent Magnet ECR Plasma Source with Magnetic Field Optimization.” Inventors: Doughty and Spencer. (File No. MKS/ASTSYS-0048 Japan).